Exhibit 99.B(h)(8)(b)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

	Classes
Name of Fund(1)	Adviser	Institutional	Service	Service2

ING BlackRock Inflation Protected Bond Portfolio Initial Term Expires May 1, 2008	1.23%	0.63%	0.88%	N/A

ING FMRSM Large Cap Growth Portfolio Initial Term Expires May 1, 2008	1.28%	0.68%	0.93%	1.08%

ING Focus 5 Portfolio Initial Term Expires May 1, 2010	0.99%	0.39%	0.64%	N/A

ING Franklin Income Portfolio Initial Term Expires May 1, 2007	1.44%	0.74%	0.99%	1.24%

ING Franklin Templeton Founding Strategy Portfolio(2) Initial Term Expires May 1, 2008	0.74%	0.14%	0.39%	N/A

Total Expense Limit including expenses of the underlying investment companies	1.50%	0.90%	1.15%	N/A

ING Franklin Templeton Founding Strategy Portfolio Initial Term Expires May 1, 2008	1.50%	0.90%	1.15%	N/A

ING JPMorgan Value Opportunities Portfolio Term Expires May 1, 2008	1.13%	0.53%	0.78%	0.93%

ING Marsico International Opportunities Portfolio Term Expires May 1, 2008	1.28%	0.68%	0.93%	1.08%

ING MFS Utilities Portfolio Initial Term Expires May 1, 2006	1.40%	0.80%	1.05%	1.20%

ING Pioneer Equity Income Portfolio Term Expires May 1, 2010	1.29%	0.69%	0.94%	1.09%

ING Wells Fargo Small Cap Disciplined Portfolio Initial Term Expires May 1, 2007	1.47%	0.87%	1.12%	1.27%

/s/ HE
HE

Effective Date: August 20, 2007

(1)   This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)          The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.